Exhibit 99.1

February 20, 2019

SRC Energy Inc. Reports Fourth Quarter and Year End 2018 Financial and Operating Results

Denver--(GlobeNewswire - 2/20/2019) -- SRC Energy Inc. (NYSE American: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial and operating results for the three and twelve months ended December 31, 2018.

Fourth Quarter and Year End 2018 Highlights

•	Revenues were $190.3 million and $645.6 million for the three and twelve months ended December 31, 2018, respectively

•	Net income was $82.0 million, or $0.34 per diluted share, and $260.0 million, or $1.07 per diluted share, for the three and twelve months ended December 31, 2018, respectively

•
Adjusted EBITDA was $143.0 million and $487.9 million for the three and twelve months ended December 31, 2018, respectively (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

Fourth Quarter and Year End 2018 Financial Results
The following tables present certain per unit metrics that compare results of the corresponding quarterly and annual reporting periods:

	Three Months Ended			Year Ended
Net Volumes	12/31/2018	12/31/2017	% Chg.	12/31/2018	12/31/2017	% Chg.
Crude Oil (MBbls)	2,590	2,156	20%	8,392	5,824	44%
Natural Gas Liquids (MBbls)	1,089	760	43%	3,869	2,518	54%
Natural Gas (MMcf)	10,946	7,712	42%	37,123	24,834	49%
Sales Volumes: (MBOE)	5,503	4,201	31%	18,448	12,481	48%
Average Daily Volumes
Daily Production (BOE/day)	59,821	45,658	31%	50,543	34,194	48%
Product Price Received
Crude Oil ($/Bbl) *	$52.56	$48.80	8%	$57.79	$44.35	30%
Natural Gas Liquids ($/Bbl)	$19.66	$20.81	(6)%	$19.12	$17.10	12%
Natural Gas ($/Mcf) *	$2.68	$2.21	21%	$2.09	$2.33	(10)%
Average Realized Price ($/BOE) *	$33.97	$32.85	3%	$34.50	$28.79	20%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$2.44	$1.54	58%	$2.35	$1.56	51%
Production Tax	$3.36	$3.63	(7)%	$3.24	$2.91	11%
DD&A Expense	$10.11	$9.26	9%	$9.74	$9.00	8%
Total G&A Expense	$1.62	$2.06	(21)%	$2.10	$2.64	(20)%
* Includes transportation and gathering.

Revenues for the year ended December 31, 2018, increased 78% as compared to the year ended December 31, 2017. This was due to a 48% increase in sales volumes over the period along with a 30% increase in the average realized oil price over the period.

During the year ended December 31, 2018, we experienced increased production expense compared to the year ended December 31, 2017 primarily due to an increase in net operated wells. In addition, elevated line pressures temporarily drove per unit operating costs higher in the second and third quarters of 2018 as the Company incurred incremental costs without the typical benefit of flush production from its new wells.

Net income for the year ended December 31, 2018, was $260.0 million, or $1.07 per share, as compared to net income of $142.5 million, or $0.69 per share, in the prior year.

Adjusted EBITDA for the year ended December 31, 2018 was $487.9 million compared to $282.6 million for 2017, a 73% year over year increase.

Management Comment

Lynn A. Peterson, Chairman and CEO of SRC commented, "Our accomplishments throughout 2018 while managing through numerous distractions are a tribute to SRC's staff, who are our greatest asset and truly represent the Company's competitive advantage. Progress continues to be made with Colorado's new legislative leadership and we believe SRC's strategy will continue to create value for the Company's stakeholders while maintaining a safe environment for our fellow employees, contractors and the communities where we operate."

Conference Call

SRC will host a conference call on Thursday, February 21, 2019 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747
Webcast URL:  https://78449.themediaframe.com/dataconf/productusers/srci/mediaframe/28662/indexl.html

Replay Information:
Conference ID #:  411931
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  3/7/19

Annual Shareholder Meeting

SRC Energy Inc. will host its Annual Shareholder Meeting on Wednesday May 15, 2019 at 8 A.M. Mountain Time in Denver, Colorado. Shareholders of record on March 22, 2019, the record date for the meeting, are entitled to receive notice of and to vote at the meeting.

About SRC Energy Inc.

SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Company's corporate offices are located in Denver, Colorado. More Company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding future legislative and strategic developments. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate recent or future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America ("US GAAP"), we present certain financial measures which are not prescribed by US GAAP ("non-GAAP"). The following is a summary of the measures we currently report.

Adjusted EBITDA

We use "adjusted EBITDA," a non-GAAP financial measure, for internal managerial purposes because it allows us to evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed in the table below from net income (loss) in arriving at adjusted EBITDA. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDA is not a measure of financial performance under US GAAP and should be considered in addition to, not as a substitute for, net income. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. However, our definition of adjusted EBITDA may not be fully comparable to measures with similar titles reported by other companies. We define adjusted EBITDA as net income adjusted to exclude the impact of the items set forth in the table below (amounts in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income	$81,974	$50,818	$260,022	$142,482
Depletion, depreciation, and accretion	55,627	38,913	179,773	112,309
Goodwill impairment	40,711	—	40,711	—
Income tax expense (benefit)	19,891	(99)	37,967	(99)
Stock-based compensation expense	2,940	2,835	12,287	11,225
Mark-to-market of commodity derivative contracts:
Total (gain) loss on commodity derivative contracts	(52,017)	6,550	(23,413)	4,226
Cash settlements on commodity derivative contracts	(6,096)	164	(19,359)	942
Interest expense, net of interest income	(62)	11,526	(99)	11,479
Adjusted EBITDA	$142,968	$110,707	$487,889	$282,564

PV-10

PV-10 is a non-GAAP financial measure. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties. It is not intended to represent the current market value of our estimated reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure reported in accordance with US GAAP, but rather should be considered in addition to the standardized measure.

PV-10 is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10 is calculated using the same inputs and assumptions as the standardized measure, with the exception that it omits the impact of future income taxes. It is considered to be a pre-tax measurement.

The following table provides a reconciliation of the standardized measure to PV-10:

	As of December 31,
	2018	2017
Standardized measure of discounted future net cash flows	$2,675,648	$1,600,675
Add: 10 percent annual discount, net of income taxes	1,941,844	1,267,258
Add: future undiscounted income taxes	759,280	285,349
Future pre-tax net cash flows	$5,376,772	$3,153,282
Less: 10 percent annual discount, pre-tax	(2,215,621)	(1,396,998)
PV-10	$3,161,151	$1,756,284

Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the consolidated financial statements, can be found in SRC's Annual Report on Form 10-K for the period ended December 31, 2018, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	December 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$49,609	$48,772
Other current assets	182,831	111,263
Total current assets	232,440	160,035

Oil and gas properties and other equipment	2,518,700	1,876,576
Goodwill	—	40,711
Other assets	3,574	2,242

Total assets	$2,754,714	$2,079,564

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	353,833	202,307

Revolving credit facility	195,000	—
Notes payable, net of issuance costs	539,360	538,186
Asset retirement obligations	40,052	28,376
Other liabilities	40,177	2,261
Total liabilities	1,168,422	771,130

Shareholders' equity:
Common stock and paid-in capital	1,492,350	1,474,514
Retained earnings (deficit)	93,942	(166,080)
Total shareholders' equity	1,586,292	1,308,434

Total liabilities and shareholders' equity	$2,754,714	$2,079,564

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Oil, natural gas, and NGL revenues	$190,343	$140,097	$645,641	$362,516

Expenses:
Lease operating expenses	13,423	6,488	43,291	19,496
Transportation and gathering	3,406	2,090	9,135	3,226
Production taxes	18,505	15,253	59,830	36,266
Depreciation, depletion, and accretion	55,627	38,913	179,773	112,309
Goodwill impairment	40,711	—	40,711	—
Unused commitment charge	—	—	—	669
General and administrative	8,927	8,676	38,618	32,965
Total expenses	140,599	71,420	371,358	204,931

Operating income	49,744	68,677	274,283	157,585

Other income (expense):
Commodity derivatives gain (loss)	52,017	(6,550)	23,413	(4,226)
Interest expense, net of capitalized interest	—	(11,842)	—	(11,842)
Interest income	62	316	99	363
Other income	42	118	194	503
Total other expense	52,121	(17,958)	23,706	(15,202)

Income before income taxes	101,865	50,719	297,989	142,383

Income tax expense (benefit)	19,891	(99)	37,967	(99)
Net income	$81,974	$50,818	$260,022	$142,482

Net income per common share:
Basic	$0.34	$0.23	$1.07	$0.69
Diluted	$0.34	$0.23	$1.07	$0.69

Weighted-average shares outstanding:
Basic	242,678,465	222,072,930	242,308,893	206,167,506
Diluted	243,032,793	222,917,611	243,021,002	206,743,551

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$260,022	$142,482
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and accretion	179,773	112,309
Goodwill impairment	40,711	—
Loss on extinguishment of debt	—	11,842
Provision for deferred taxes	37,967	—
Other, reconciling items	(36,873)	11,852
Changes in operating assets and liabilities	39,543	12,830
Net cash provided by operating activities	521,143	291,315

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(149,658)	(661,468)
Capital expenditures for drilling and completion activities	(516,480)	(450,384)
Other capital expenditures	(50,955)	(22,027)
Proceeds from sales of oil and gas properties and other	1,627	93,573
Net cash used in investing activities	(715,466)	(1,040,306)

Cash flows from financing activities:
Equity financing activities	3,024	312,308
Debt financing activities	192,136	448,621
Net cash provided by financing activities	195,160	760,929

Net increase (decrease) in cash, cash equivalents, and restricted cash	837	11,938
Cash, cash equivalents, and restricted cash at beginning of period	48,772	36,834
Cash, cash equivalents, and restricted cash at end of period	$49,609	$48,772

Released 2/20/2019